 American Greetings Corporation

 Analysis of Proposed Merger with
 Century Intermediate Holding Company

 July 18, 2013
TowerView LLC

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1) Worth More as a Standalone Company
2) Peter J. Solomon Board Presentation & Analysis - Flawed
3) PJSC Fairness Opinion is Conflicted
4) Weiss Family Conflicts
5) Alternatives
Issues with the Proposed Merger Transaction

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1. Worth More as a Standalone Company
▪ Price movement of comparable companies yields a share price greater than
 $19.00
▪ The current trading multiple of comparable companies results in a far greater share price than $19.00
▪ The Sum of the Parts analysis yields a share price greater than $19.00
▪ PJSC’s discussion of factors likely to impact the company’s share price is highly flawed
▪ Recent performance of American Greetings’ business yields a company valued significantly above $19.00 per share

AM Market Performance vs. Comparable Public Companies(a)
If the merger were rejected and American Greetings’ (AM) stock performed in-line with the average and median of its peers, AM shareholders could reasonably expect a trading price of $21.02-$23.68.
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(a) Comparable companies from Peter J Solomon (PJSC) 7/3/13 presentation to the Special Committee
Percentage Return
9/25/12-7/15/13

32.36%

46.61%

48.65%

65.15%
0%
10%
20%
30%
40%
50%
60%
70%
American
Greetings
Average
Avg Ex Hilo
Median

AM Trading Value as Implied by Multiples of Consolidated EBITDA
based on comparable companies(a)
(a) Comparable companies from Peter J Solomon (PJSC) 7/3/13 presentation to the Special Committee
(b) Multiples based on PJSC 7/3/13 peers, eliminating negative multiples and multiples above 10x, separated into lower, middle and upper thirds. Prices as of 7/15/13, Bloomberg LP data.
(c) PJSC presentation 7/3/13
(Amounts in millions of dollars, except per share data)	Low	Mid	High
EBITDA	212.3	212.3	212.3
Multiple Range(b)	4.68x	5.57x	9.61x
EV Range	992.8	1182.6	2039.5
5/31/13 Net Debt(c)	(196.3)	(196.3)	(196.3)
Implied Equity Value	796.5	986.3	1843.2
Outstanding Shares	34.3	34.3	34.3
Share Price	$23.22	$28.76	$53.74
If the merger were rejected and AM’s stock traded in-line with its peer average multiple, AM shareholders could reasonably expect a price of $28.76.
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(a) Multiples based on peer companies selected by PJSC 7/3/13 presentation to the Special Committee, allocated by segment. See Appendix A for breakout of segments.
AM Trading Value based on Segment Comparable Company
Market Multiples
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(Amounts in millions, except per share data)		Multiple Range(a)			EV Range
Segment Performance	FY2013A EBITDA	Low	Average	High	Low	Average	High
NAGCD	202.1	4.01x	5.08x	11.80x	809.7	1,025.7	2,385.7
International	14.8	4.01x	5.08x	11.80x	59.3	75.1	174.7
Retail Operations (Clinton)	16.3	4.01x	5.08x	11.80x	65.3	82.7	192.4
AG Interactive	16.7	9.54x	9.67x	22.19x	159.3	161.5	370.6
In-store	5.4	4.01x	5.08x	11.80x	21.6	27.4	63.7
Properties	2.4	11.54x	11.67x	24.19x	27.7	28.0	58.1
Subtotal Pre-unallocated Overhead	257.7	4.44x	5.43x	12.59x	1,142.9	1,400.4	3,245.3
Unallocated Overhead	(45.4)	4.44x	5.43x	12.59x	(201.4)	(246.7)	(571.7)
Sum of the Parts Total Value	941.6	1,153.7	2,673.6
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	4.68x	5.74x	13.30x
Less 5/31/13 Net Debt	(196.3)	(196.3)	(196.3)
Implied Equity Value	745.3	957.4	2,477.3
Outstanding Shares	34.3	34.3	34.3
Share Price	$21.73	$27.91	$72.22

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PJSC: Factors Likely to Impact AM Share Price Trading in
Absence of a Deal
▪ Orphaned public company
 – Currently only one research analyst (formerly 3 analysts 2 years ago)
 – Single comparable company is private
 This fact is not new in the absence of a transaction. Should the stock trade below $19.00 the strong cash flows of the company, as forecast, would allow for significant repurchases at attractive prices benefiting all long-term shareholders.
▪ Controlled company
 – Strategic and financial decisions continue to reflect Weiss Family ownership/
  influence
 This fact is not new in the absence of a transaction and has always been true of the company.
Source: Page 10 of Exhibit(c)(9) in 13E3 filed 7/5/13

Source: Page 10 of Exhibit(c)(9) in 13E3 filed 7/5/13
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PJSC: Factors Likely to Impact AM Share Price Trading in
Absence of a Deal, Cont’d
▪ Short interest
 – Prior to announcement of take-private, AM short interest was 44%, among the highest on the S&P 500
 Short interest has fluctuated significantly in the past. Recent outperformance versus the management projections and disclosure of projections for the first time will mitigate this issue.
▪ Thinly traded shares contribute to increased volatility
 – LTM volatility has been 26 vs. S&P 400 Consumer Discretionary of 17
 This is not new in the absence of a transaction and historically has not prevented massive share repurchases.
▪ Unpredictable earnings and negative reaction to earnings “misses”
 Disclosure of projections and the recent outperformance of American
 Greetings’ businesses will mitigate this issue.

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PJSC: Factors Likely to Impact AM Share Price Trading in
Absence of a Deal, Cont’d
▪ Financials significantly impacted by non-recurring, one-time and other special items
 – 50% of LTM January and 34% of FY13 EBITDA, respectively, were adjustments and one-timers
 – FY2013 Actual outperformance relative to plan largely driven by non-
  operating items
 Recent disclosure of an adjustment table provides greater clarity to investors. Though some of the outperformance may be caused by special items, a large part is driven by better core business performance.
▪ Core business in accelerating decline
 – Year-over-year pieces declines of -1.5%, -2.5%, -3.4%, and -3.7% over last four calendar years
 – “Heavy users” declined -1.5% in 2012
 These are not American Greetings-specific numbers; these are industry figures and American Greetings has been gaining market share. A new
 1,000 store contract is evidence of these market share gains.
Source: Page 10 of Exhibit(c)(9) in 13E3 filed 7/5/13

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PJSC: Factors Likely to Impact AM Share Price Trading in
Absence of a Deal, Cont’d
▪ Scarce new profitable growth opportunities
 – New account opportunities rare and costs to secure contracts makes returns low or potentially unprofitable
 – ROI on digital initiatives remains unclear
 Clearly management believes growth opportunities are attractive given the company’s $400mm+ of capital investment in a new WHQ and IT system.
Source: Page 10 of Exhibit(c)(9) in 13E3 filed 7/5/13

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Recent Developments
▪ 2013 Adjusted EBITDA exceeded management’s FY2013 projections by $11mm
▪ New third party fixture contract
▪ New 1,000 store contract with a major national retailer will contribute $150mm revenue
▪ The newly revised June 2013 Treasury Model shows a $381.1mm increase in revenue during FY2014 - FY2018 versus the November 2012 model. The new
 1,000 store contract contributes $150mm.

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Conclusion
Based on the company’s recent outperformance, strong
financial guidance, greater disclosure of financial adjustments, as well as the price movement and trading multiples of the
comparable companies, we believe American Greetings would
be trading at a significant premium to $19.00 absent a
transaction.

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2. Peter J. Solomon Board Presentation & Analysis - Flawed
▪ PJSC’s Sum of the Parts analysis ignores significant asset value that either temporarily detracts from EBITDA or is not reflected in operating earnings today
▪ PJSC applies erroneous multiples in its Sum of the Parts analysis, artificially deflating the indicative share price
▪ Using appropriate comparable company multiples for each segment yields significantly higher value than PJSC reported in its fairness opinion
▪ In addition to being inconsistent, PJSC’s Weighed Average Cost of Capital is too high and exit multiples are too low
▪ PJSC’s analysis deducts cash expenditure for New World Headquarters (WHQ)
 without giving commensurate credit in the valuation analysis
▪ PJSC’s levered recapitalization analysis utilizes inconsistent multiples and discount rates while failing to maximize value by assuming limited incremental leverage

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Sum of the Parts Analysis
as Presented by PJSC
(a) Based on Management guidance of segment performance provided on 6/24/13.
(b) International includes retail elimination.
(c) Implied multiple ranges based on subtotal enterprise value range and FY2013A EBITDA pre-unallocated overhead.
(d) NAGCD includes Cardstore financials.
(e) LTM as of 5/31/13 net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm per Management on 6/25/13.
(f) Calculated using diluted share count including restricted stock units and performance shares and treasury stock method for options exercisable. Includes restricted stock units anticipated to be awarded in May 2013, per Management guidance.
(Amounts in millions, except per share data)		Multiple Range			EV Range
Segment Performance(a)	FY2013A EBITDA	Low	Mid	High	Low	Mid	High
NAGCD	$202.1(d)	3.40x	4.10x	4.80x	687.2	828.6	970.1
International(b)	14.8	3.40x	4.10x	4.80x (164.0)	50.4	60.7	71.1
Retail Operations (Clinton)	16.3	3.40x	4.10x	4.80x	55.4	66.8	78.2
AG Interactive	16.7	6.00x	7.00x	8.00x	100.2	116.9	133.6
In-store	5.4	3.40x	4.10x	4.80x	18.3	22.1	25.8
Properties	2.4	8.00x	9.00x	10.00x	19.3	21.8	24.2
Subtotal Pre-unallocated Overhead(c)	257.7	3.61x	4.33x	5.06x	930.7	1,116.9	1,303.0
Unallocated Overhead	(45.4)	3.61x	4.33x	5.06x		(196.8)	(229.6)
Sum of the Parts Total Value	$766.7	$920.1	$1,073.4
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	3.6x	4.3x	5.1x
Less LTM (5/31/13) Net Debt(e)	(196.3)	(196.3)	(196.3)
Implied Equity Value	570.4	723.8	877.1
Share Price(f)	$16.67	$21.10	$25.39
Unaffected Share Price ($14.34) Premium	(14.0%)	(32.0%)	(43.5%)
9/25/12 Initial Offer ($17.18) Premium	3.0%	(18.6%)	(32.3%)
1/17/13 Offer ($17.50) Premium	5.0%	(17.0%)	(31.1%)
3/28/13 Offer ($18.20) Premium	9.1%	(13.7%)	(28.3%)
7/1/13 Offer ($19.00) Premium	13.9%	(9.9%)	(25.2%)

PJSC Sum of the Parts Analysis: NAGCD
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TowerView’s comment:
NAGCD EBITDA contains $20mm of expense associated with Cardstore.com which generates little to no revenue. Analysis assumes loss in perpetuity with no benefit. PJSC low-mid-high multiples would add $1.98-$2.39-$2.80 in value per share.(g)
(g) Assuming 34.3mm fully diluted common shares
(Amounts in millions, except per share data)		Multiple Range			EV Range
Segment Performance(a)	FY2013A EBITDA	Low	Mid	High	Low	Mid	High
NAGCD	$202.1(d)	3.40x	4.10x	4.80x	687.2	828.6	970.1
International(b)	14.8	3.40x	4.10x	4.80x	50.4	60.7	71.1
Retail Operations (Clinton)	16.3	3.40x	4.10x	4.80x	55.4	66.8	78.2
AG Interactive	16.7	6.00x	7.00x	8.00x	100.2	116.9	133.6
In-store	5.4	3.40x	4.10x	4.80x	18.3	22.1	25.8
Properties	2.4	8.00x	9.00x	10.00x	19.3	21.8	24.2
Subtotal Pre-unallocated Overhead(c)	257.7	3.61x	4.33x	5.06x	930.7	1,116.9	1,303.0
Unallocated Overhead	(45.4)	3.61x	4.33x	5.06x	(164.0)	(196.8)	(229.6)
Sum of the Parts Total Value	$766.7	$920.1	$1,073.4
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	3.6x	4.3x	5.1x
Less LTM (5/31/13) Net Debt(e)	(196.3)	(196.3)	(196.3)
Implied Equity Value	570.4	723.8	877.1
Share Price(f)	$16.67	$21.10	$25.39

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Lack of Clarity Around Cardstore.com Investment
▪ The $20mm+ investment per year in Cardstore.com should be disaggregated from the cash flows and valued with some form of success outcome probability tree.
▪ The $20mm+ investment per year in a currently uneconomic venture would only be pursued by a management team and endorsed by a Board of Directors if there were a reasonable belief in a positive economic outcome.

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PJSC Sum of the Parts Analysis: Clinton Cards
TowerView’s comment:
AM has invested a minimum of $90-100mm in Clinton Cards in a turnaround strategy. Sum of Parts analysis values
Clinton at $55-78mm. Clinton CEO Dominique Schurman said in a BBC interview on 12/24/12 that Clinton Cards could break even as early as this year.(h) Recently, on 5/6/13, she said that sales are up 10-15% with the unit performing better than forecast and will be profitable.(i) However, this return to profitability is not reflected in PJSC’s Sum of
Parts analysis which implies a loss of $22-35mm in the investment value in 6 months.
(h) Simpson, Emma. "Clinton Cards Had a New Look, but Can Its Reinvention Work?" BBC News [London] 24 Dec. 2012
(i) Leroux, Marcus. "Clinton Cards Is No Longer a Bear Market, Says Its Chief." The Times [London] 6 May 2013
(Amounts in millions, except per share data)		Multiple Range			EV Range
Segment Performance(a)	FY2013A EBITDA	Low	Mid	High	Low	Mid	High
NAGCD	$202.1(d)	3.40x	4.10x	4.80x	687.2	828.6	970.1
International(b)	14.8	3.40x	4.10x	4.80x	50.4	60.7	71.1
Retail Operations (Clinton)	16.3	3.40x	4.10x	4.80x	55.4	66.8	78.2
AG Interactive	16.7	6.00x	7.00x	8.00x	100.2	116.9	133.6
In-store	5.4	3.40x	4.10x	4.80x	18.3	22.1	25.8
Properties	2.4	8.00x	9.00x	10.00x	19.3	21.8	24.2
Subtotal Pre-unallocated Overhead(c)	257.7	3.61x	4.33x	5.06x	930.7	1,116.9	1,303.0
Unallocated Overhead	(45.4)	3.61x	4.33x	5.06x	(164.0)	(196.8)	(229.6)
Sum of the Parts Total Value	$766.7	$920.1	$1,073.4
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	3.6x	4.3x	5.1x
Less LTM (5/31/13) Net Debt(e)	(196.3)	(196.3)	(196.3)
Implied Equity Value	570.4	723.8	877.1
Share Price(f)	$16.67	$21.10	$25.39

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PJSC Sum of the Parts Analysis: Properties
TowerView’s comment:
Properties are non core businesses.(j) The 2008 agreement to sell 2 properties for $195mm(k) and the subsequent sale transaction for $95mm in March 2009 were terminated by AM. Since then, litigation has been resolved and no legal issues remain. With the performance of Strawberry Shortcake and
Care Bears at a trough, the brands can be monetized.(l)
(j) PJSC Presentation to the Special Committee as filed in 13E3
(k) 7/23/08 Press Release
(l) 10/26/12 PJSC Presentation to the Special Committee
(Amounts in millions, except per share data)		Multiple Range			EV Range
Segment Performance(a)	FY2013A EBITDA	Low	Mid	High	Low	Mid	High
NAGCD	$202.1(d)	3.40x	4.10x	4.80x	687.2	828.6	970.1
International(b)	14.8	3.40x	4.10x	4.80x	50.4	60.7	71.1
Retail Operations (Clinton)	16.3	3.40x	4.10x	4.80x	55.4	66.8	78.2
AG Interactive	16.7	6.00x	7.00x	8.00x	100.2	116.9	133.6
In-store	5.4	3.40x	4.10x	4.80x	18.3	22.1	25.8
Properties	2.4	8.00x	9.00x	10.00x	19.3	21.8	24.2
Subtotal Pre-unallocated Overhead(c)	257.7	3.61x	4.33x	5.06x	930.7	1,116.9	1,303.0
Unallocated Overhead	(45.4)	3.61x	4.33x	5.06x	(164.0)	(196.8)	(229.6)
Sum of the Parts Total Value	$766.7	$920.1	$1,073.4
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	3.6x	4.3x	5.1x
Less LTM (5/31/13) Net Debt(e)	(196.3)	(196.3)	(196.3)
Implied Equity Value	570.4	723.8	877.1
Share Price(f)	$16.67	$21.10	$25.39

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PJSC Sum of the Parts Analysis: Missing Non-Earning Assets
TowerView’s comment:
Non-earning assets EXCLUDED entirely from the PJSC analysis include Schurman and
Party City equity investments, Clinton Card receivables, and the potential value from the sale of the old headquarters. These assets may be worth $10.8mm, $11.3mm,(m) and
$12.0mm,(n) respectively, totaling $34.1mm in unaccounted value.
(m) $10.8mm and $11.3mm are book value numbers taken from 2/28/13 10K filed 5/9/13
(n) As determined in the PJSC presentation to the Special Committee
(Amounts in millions, except per share data)		Multiple Range			EV Range
Segment Performance(a)	FY2013A EBITDA	Low	Mid	High	Low	Mid	High
NAGCD	$202.1(d)	3.40x	4.10x	4.80x	687.2	828.6	970.1
International(b)	14.8	3.40x	4.10x	4.80x	50.4	60.7	71.1
Retail Operations (Clinton)	16.3	3.40x	4.10x	4.80x	55.4	66.8	78.2
AG Interactive	16.7	6.00x	7.00x	8.00x	100.2	116.9	133.6
In-store	5.4	3.40x	4.10x	4.80x	18.3	22.1	25.8
Properties	2.4	8.00x	9.00x	10.00x	19.3	21.8	24.2
Subtotal Pre-unallocated Overhead(c)	257.7	3.61x	4.33x	5.06x	930.7	1,116.9	1,303.0
Unallocated Overhead	(45.4)	3.61x	4.33x	5.06x	(164.0)	(196.8)	(229.6)
Sum of the Parts Total Value	$766.7	$920.1	$1,073.4
Implied EV/FY2013A EBITDA ($212.3MM) Multiple	3.6x	4.3x	5.1x
Less LTM (5/31/13) Net Debt(e)	(196.3)	(196.3)	(196.3)
Implied Equity Value	570.4	723.8	877.1
Share Price(f)	$16.67	$21.10	$25.39

PJSC Sum of the Parts Analysis: Summary Additional Value
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	Low	Mid	High
Cardstore.com loss	$1.98	$2.39	$2.80
Clinton Cards- minimum(a)	0.64	1.02	?
Properties	2.06	4.98	?
Non-earning Assets on Balance Sheet	1.00	1.00	?
Additional Value Per Share(b)	$5.68	$9.39	>$10.00
(a) No credit for value of the turnaround, which is proceeding faster than anticipated
(b) Assuming 34.3mm fully diluted common shares

Irrelevant Precedent Transactions
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▪ The 6 precedent transactions analyzed by Peter J Solomon included 4 retailers, 1 yellow pages company, and 1 newspaper company.
▪ 2 of the transactions were related to bankruptcy proceedings
Date	Acquirer	Company	Deal Details
Aug-12	Dex One	SuperMedia	•$1.3b debt, <$200mm equity value •Dex One had $1.8b debt, $105mm equity •Prepack bankruptcy
May-12	Berkshire Hathaway	Media General Newspapers	•$152mm transaction •Distressed seller of newspapers •Berkshire financed remaining Media General company, received warrants
Mar-09	BCE, Inc.	The Source	•$135mm transaction •Sold by Circuit City during its bankruptcy
Mar-09	Barnes & Noble	Barnes & Noble College	•$514mm transaction •Not updated for current Nook valuation
Jul-05	Berkshire Partners	National Vision	•$103mm equity value •Roll up transaction- National Vision purchased Consolidated Vision at the same time •Retailer
Jan-05	Movie Gallery	Hollywood Entertainment Corp.	•$1b transaction •>4.4x EBITDA

1650
1615.41
1600
1550
1500
1450
1400
1350
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
2012
10/26/12
2013

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Market Movement: S&P 500
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During that time the S&P 500 rallied 14.3% from 1411.94 on 10/26/12 to 1614.08 on 7/3/13(a)
(a) Data from Bloomberg LP as of 7/3/13

SPX Index
10.20
10.00
9.9131
9.80
9.60
9.40
9.20
9.00
8.80
8.60
Curr EV/T12M EBITDA 10.1658
Sep 28
10/26/12
Dec 31
2012
Mar 29
Jun 28

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Market Movement: S&P 500 LTM EBITDA multiple
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During that time the S&P 500 LTM EBITDA multiple rose from 8.85x at 2Q2012 to 9.91x(a)
(a) Data from Bloomberg LP as of 7/3/13

108.000
106.000
104.660
104.000
102.000
100.000
98.000
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
10/26/12
2012
2013

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Financing Market Movement: Leveraged Loans
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During this period of time, interest rates fell for leveraged loans(a)
(a) CDX.HY.19 data from Bloomberg LP as of 7/3/13. Index trades in dollar price.

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Weighted Average Cost of Capital Calculations(a)
▪ Pre-tax cost of debt used by PJSC for their analysis was 6 - 12%
TowerView’s observations:
 ▪ The current transaction is more highly levered and has a cost of new debt that is less than 4%(b)
 ▪ 4/27/13 The Wall Street Journal pointed out that “on Thursday [April 25,
 2013], yields on "junk" bonds slipped to a record low of 5.39%, according to a Barclays index dating back to July 1983.”(c)
 ▪ American Greetings’ WACC according to Bloomberg is 6.4%(d)
 ▪ PJSC utilizes the median of comparable companies unlevered betas as opposed to American Greetings’ own unlevered beta, increasing the WACC by 50-70bps
(a) Refers to Page 41 of the 7/3/13 PJSC Presentation to the Special Committee
(b) Proxy filed 7/10/13
(c) DiColo, Jerry A. "Markets Briefing Book: April 27-28: 'Junk' Debt Yields Fall to Record Low." The Wall Street Journal [New York] 27 Apr.
 2013: B5.
(d) Data from Bloomberg LP

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Future Stock Price, DCF, Levered Recap Analysis
▪ Comparable company EBITDA multiples range from 4.0x to 9.7x with an average of 6.5x.(a)
▪ The Weiss Family claims only BTH & CSS are comparable companies.
▪ Blyth (BTH) is a multilevel marketer of candles and energy drinks. The company experienced a failed IPO of its energy powder subsidiary which drove its common stock price down over 50%. The IPO failure occurred 1 day prior to the Weiss Family’s announcement of their intention to bid for American Greetings. BTH should never have been included in the comparable companies.
▪ CSS is a manufacturer of seasonal social expression products including boxed greeting cards, ribbons and bows, tissue paper, gift boxes, stickers, etc. Not a true comp to AM.
▪ The only true comparable company to AM is private.
▪ CSS, which PJSC and the Weiss Family view as the closest public comparable company, trades at 4.6x.(b)
▪ $19.00 reflects an inappropriately low EBITDA multiple on future stock prices, DCF, and levered recap.
(a) As of 7/15/13
(b) As of 7/15/13

Future Stock Price Analysis

as presented by PJSC

(Amounts in Millions, Except Per Share Data)

		Fiscal Year					
		LTM	2014E	2015E	2016E	2017E	2018E
EBITDA[a]		$216.9	$221.5	$218.8	$230.9	$238.7	$245.5
% Growth			*4.4%*	*(1.2%)*	*5.5%*	*3.4%*	*2.8%*
Net Debt[b]		196.3	139.8	98.4	77.8	(29.9)	(164.8)

	Adj. EBITDA Multiple	Stock Price at End of Fiscal Year[c] LTM	2014E	2015E	2016E	2017E	2018E
Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples:	3.4 x	$16.32	$18.60	$19.29	$20.82	$24.42	$28.59
	3.6	17.63	19.95	20.60	22.18	25.81	29.99
	3.8	18.94	21.29	21.91	23.54	27.19	31.40
	4.0	20.25	22.64	23.22	24.90	28.58	32.80
	4.2	21.55	23.98	24.53	26.26	29.96	34.21
	4.4	22.86	25.32	25.83	27.62	31.35	35.61
	4.6	24.17	26.67	27.14	28.98	32.73	37.02
	4.8	25.48	28.01	28.45	30.34	34.12	38.42
		Present Value at May 31, 2013					
Present Value of Stock Price Assuming 13.5% Cost of Equity:	3.4 x	$16.32	$16.92	$15.46	$14.70	$15.19	$15.67
	3.6	17.63	18.15	16.51	15.66	16.05	16.44
	3.8	18.94	19.37	17.56	16.62	16.92	17.21
	4.0	20.25	20.59	18.61	17.58	17.78	17.98
	4.2	21.55	21.81	19.66	18.54	18.64	18.75
	4.4	22.86	23.04	20.70	19.50	19.50	19.52
	4.6	24.17	24.26	21.75	20.46	20.36	20.29
	4.8	25.48	25.48	22.80	21.42	21.23	21.06
		Present Value at May 31, 2013					
Total Shareholder Value Including Present Value of Stock Price and $0.15 per Share Quarterly Dividend, Assuming 13.5% Cost of Equity:	3.4 x	$16.32	$17.34	$16.38	$16.06	$16.94	$17.75
	3.6	17.63	18.57	17.43	17.02	17.80	18.52
	3.8	18.94	19.79	18.48	17.98	18.66	19.29
	4.0	20.25	21.01	19.53	18.94	19.52	20.06
	4.2	21.55	22.23	20.58	19.90	20.38	20.83
	4.4	22.86	23.46	21.63	20.86	21.25	21.60
	4.6	24.17	24.68	22.67	21.82	22.11	22.37
	4.8	25.48	25.90	23.72	22.78	22.97	23.14

(a) Source: LTM EBITDA as of 5/31/13 per Management on 6/25/13, with certain adjustments, including normalizing for 365-day period, based on Management guidance. FY2014-FY2018 per Updated Management Treasury Model dated 6/26/13, with certain adjustments to FY2014E based on Management guidance.

(b) LTM net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm as of 5/31/13 per Management on 6/25/13.

(c) Share count for LTM based on diluted shares outstanding as of 5/31/13 per Management; FY14-FY18 based on diluted shares outstanding from Updated Management Treasury Model dated 6/26/13.

(d) Updated Management Treasury Model dated 6/26/13 assumes quarterly dividend of $0.15 per share for the projected period. Note: FY2014E assumes 3 quarters of dividend payments due to Q1 dividend already being paid.

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Future Stock Price Analysis Assumption Inconsistencies(a)
(a) All numbers taken from “Future Stock Price Analysis” slide in PJSC Presentation to the Special Committee on the specified dates
	Adj. EBITDA Multiple Used by PJSC	Cost of Equity Used by PJSC
10/26/2012	3.50 - 5.00x	12.5%
11/19/2012	3.00 - 4.50x	12.5%
12/7/2012	3.00 - 4.50x	12.5%
2/24/2013	2.50 - 4.50x	13.0%
3/28/2013	3.25 - 4.25x	13.0%
6/27/3013	3.25 - 4.25x	13.5%
7/2/2013	3.40 - 4.80x	13.5%
7/3/2013	3.40 - 4.80x	13.5%

Price increased to $18.20

Price increased to $19.00

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Discounted Cash Flow Inconsistencies
▪ From 10/26/12 PJSC Presentation to the Special Committee to the final
 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered from 3.5x-5.0x to 3.0x-4.0x and the discount rate rose from
 9.5%-11.5% to 10.5%-12.5%

Discounted Cash Flow Analysis
(Amounts in millions, except per share data)	9mth. Stub 2014E	2015E	2016E	2017E	2018E
Total Revenue	$1,520.2	$2,014.5	$2.019.6	$2,024.9	$2,030.5
% Growth		(0.1%)	0.3%	0.3%	0.3%
EBITDA	149.0	218.8	230.9	238.7	245.5
% of Total Revenue	9.8%	10.9%	11.4%	11.8%	12.1%
EBIT	106.1	158.7	165.1	173.0	180.7
% of Total Revenue	7.0%	7.9%	8.2%	8.5%	8.9%
Taxes @ 37.0%	(39.2)	(58.7)	(61.1)	(64.0)	(66.8)
Tax-Adjusted EBIT	66.8	100.0	104.0	109.0	113.8
Depreciation & Amortization	42.9	60.1	65.8	65.7	64.8
Capital Expenditures	(60.9)	(114.2)	(149.8)	(62.8)	(46.0)
Change in Net Working Capital	13.9	26.6	31.6	27.1	32.5
Free Cash Flow	$62.7	$72.5	$51.6	$139.0	$165.1
		Exit Multiple
		3.0x	3.5x	4.0x	4.5x	5.0x	5.5x	6.0x
Discount Rate	6.0%	$22.54	$25.27	$27.99	$30.72	$33.45	$36.17	$38.90
	7.0%	$21.50	$24.11	$26.72	$29.33	$31.94	$34.55	$37.16
	8.0%	$20.51	$23.01	$25.51	$28.01	$30.50	$33.00	$35.50
	9.0%	$19.57	$21.96	$24.35	$26.75	$29.14	$31.53	$33.93
	10.5%	$18.24	$20.48	$22.73	$24.97	$27.22	$29.46	$31.71
	11.5%	$17.40	$19.55	$21.71	$23.86	$26.01	$28.17	$30.32
	12.5%	$16.60	$18.67	$20.74	$22.80	$24.87	$26.93	$29.00
Discount rates and multiples used by PJSC

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New World Headquarters
▪ All future stock performance, discounted cash flow analysis, and levered recapitalization analysis assume upwards of $172mm to be spent on a new world headquarters, yet credit is never given for this value, either discounted or undiscounted.

 It is as if $172mm is spent and no value is created.
▪ The value of the WHQ would be $5.01 undiscounted, $2.66 discounted at PJSC’s 13.5% rate, or $3.41 at a more reasonable 8% discount rate from Year 5.(a)
▪ AM expects to receive approximately $88mm in state and local incentives over a 20 year period, not currently reflected in the Treasury Model.
▪ The incentives are worth between $1.16 and $1.44 per share on a present value basis
▪ Management has recently indicated the WHQ build is less likely to occur. It has been on hold since the proposed merger was announced in September 2012. During the Q4FY13 conference call on 5/6/13 management said:

 “Board of Directors delayed the project in light of the proposed going-private transaction, and we believe that that is delayed until at least the closure of that transaction, if not further… we don't know what will happen post-closing. There are a lot of things that will be examined.” (b)
(a) Assuming 34.3mm current shares and incremental $172mm capital expenditure in FY14 through FY17 as per the PJSC presentations
(b) 5/18/13 American Greetings 4Q conference call Bloomberg LP transcript

Discounted Cash Flow Analysis: No New WHQ
		Exit Multiple
		3.0x	3.5x	4.0x	4.5x	5.0x	5.5x	6.0x
Discount Rate	6.0%	$26.89	$29.62	$32.35	$35.07	$37.80	$40.53	$43.25
	7.0%	$25.75	$28.36	$30.97	$33.58	$36.19	$38.80	$41.41
	8.0%	$24.67	$27.17	$29.67	$32.17	$34.67	$37.17	$39.66
	9.0%	$23.64	$26.03	$28.43	$30.82	$33.21	$35.61	$38.00
	10.5%	$22.18	$24.42	$26.67	$28.92	$31.16	$33.41	$35.65
	11.5%	$21.26	$23.41	$25.57	$27.72	$29.87	$32.03	$34.18
	12.5%	$20.39	$22.45	$24.52	$26.58	$28.65	$30.71	$32.78
Discount rates and multiples used by PJSC
(Amounts in millions, except per share data)	9mth. Stub 2014E	2015E	2016E	2017E	2018E
Total Revenue	$1,520.2	$2,014.5	$2.019.6	$2,024.9	$2,030.5
% Growth		(0.1%)	0.3%	0.3%	0.3%
EBITDA	149.0	218.8	230.9	238.7	245.5
% of Total Revenue	9.8%	10.9%	11.4%	11.8%	12.1%
EBIT	106.1	158.7	165.1	173.0	180.7
% of Total Revenue	7.0%	7.9%	8.2%	8.5%	8.9%
Taxes @ 37.0%	(39.2)	(58.7)	(61.1)	(64.0)	(66.8)
Tax-Adjusted EBIT	66.8	100.0	104.0	109.0	113.8
Depreciation & Amortization	42.9	60.1	65.8	65.7	64.8
Capital Expenditures	(60.9)	(114.2)	(149.8)	(62.8)	(46.0)
Change in Net Working Capital	13.9	26.6	31.6	27.1	32.5
Addback WHQ Capital Expenditures	9.8	42.2	102.8	16.8	0.0
Free Cash Flow	72.5	114.7	154.4	155.8	165.1

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Discounted Cash Flow Inconsistencies: Summary
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During that time the S&P 500 rallied 14.3% from 1411.94 on 10/26/12 to
  1614.08 on 7/3/13, and the S&P 500 LTM EBITDA multiple rose from 8.85x at 2Q2012 to 9.91x.(a)
 – During this period of time, interest rates fell for leveraged loans.
(a) Data from Bloomberg LP
▪ Free cash flow in the PJSC analysis includes up to $172mm for capital expenditures for a new World Headquarters, yet there is no credit in the valuation for having built it
▪ The Clinton Cards turnaround is excluded from the free cash flow analysis
▪ Net debt in the PJSC analysis excludes any existing non-earning assets

Illustrative Levered Recap
as presented by PJSC
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▪ Assumes an $8.00 dividend is paid on 5/31/13,(a) incremental borrowing of $265 million dollars, resulting in a 2.4x debt / LTM EBITDA
▪ At 2.7x total debt / LTM EBITDA leverage, the Company would be able to effect a $10 per share dividend
▪ Assumes no make-whole payment on existing 7.375% Senior Notes(b)
▪ Assumes suspension of regular $0.15 / quarter dividend
(a) Assumes $265mm of incremental leverage using Term Loan B at L + 450bps with 125bps floor (2.4x Total Debt/LTM EBITDA).
(b) Does not factor in potential consent fees or changes to interest rate.

Illustrative Levered Recap, Cont'd

as presented by PJSC

(Amounts in millions, except per share data)					Fiscal Year			
			LTM	2014E	2015E	2016E	2017E	2018E
EBITDA[a]			$216.9	$221.5	$218.8	$230.9	$238.7	$245.5
% Growth				*4.4%*	*(1.2%)*	*5.5%*	*3.4%*	*2.8%*
Net Debt			461.6	475.5	423.6	391.1	268.4	116.0
Total Debt / EBITDA			2.4x	2.1x	1.9x	1.7x	1.1x	0.5x
	Adj. EBITDA Multiple				Stock Price at End of Fiscal Year			
			LTM	2014E	2015E	2016E	2017E	2018E
Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples:	3.4	x	$8.32	$8.42	$9.58	$11.60	$15.76	$20.56
	3.6		9.63	9.77	10.88	12.96	17.15	21.96
	3.8		10.94	11.11	12.19	14.32	18.53	23.37
	4.0		12.24	12.46	13.50	15.68	19.92	24.77
	4.2		13.55	13.80	14.81	17.04	21.30	26.18
	4.4		14.86	15.14	16.12	18.40	22.69	27.58
	4.6		16.17	16.49	17.42	19.76	24.07	28.98
	4.8		17.48	17.83	18.73	21.11	25.46	30.39
					Present Value at May 31, 2013			
Present Value of Stock Price Assuming 13.5% Cost of Equity:	3.4	x	$8.32	$7.66	$7.67	$8.19	$9.81	$11.27
	3.6		9.63	8.88	8.72	9.15	10.67	12.04
	3.8		10.94	10.11	9.77	10.11	11.53	12.81
	4.0		12.24	11.33	10.82	11.07	12.39	13.58
	4.2		13.55	12.55	11.87	12.03	13.25	14.35
	4.4		14.86	13.77	12.92	12.99	14.12	15.12
	4.6		16.17	15.00	13.96	13.95	14.98	15.89
	4.8		17.48	16.22	15.01	14.91	15.84	16.66
					Present Value at May 31, 2013			
Total Shareholder Value Including Present Value of Stock Price and $8.00 Dividend, Assuming 13.5% Cost of Equity:	3.4	x	$16.32	$15.66	$15.68	$16.19	$17.81	$19.27
	3.6		17.63	16.89	16.72	17.15	18.67	20.04
	3.8		18.94	18.11	17.77	18.11	19.53	20.81
	4.0		20.25	19.33	18.82	19.07	20.39	21.58
	4.2		21.55	20.55	19.87	20.03	21.25	22.35
	4.4		22.86	21.78	20.92	20.99	22.12	23.12
	4.6		24.17	23.00	21.96	21.95	22.98	23.89
	4.8		25.48	24.22	23.01	22.91	23.84	24.66

Source: Share count for LTM based on diluted shares outstanding as of 5/31/13 per Management; FY14-FY18 based on diluted shares outstanding from Updated Management Treasury Model dated 6/23/13.

(a) Source: LTM EBITDA as of 5/31/13 per Management on 6/25/13, with certain adjustments, including normalizing for 365-day period, based on Management guidance. FY2014-FY2018 per Updated Management Treasury Model dated 6/26/13, with certain adjustments to FY2014E EBITDA based on Management guidance.

TowerView LLC | 35

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Levered Recapitalization Inconsistencies
▪ Assumes cost of debt at L + 450 with 125bps Libor floor in the 3/28/13 debt commitment while the 7/10/13 Proxy reveals debt costing L + 325bps and a Libor floor of 75bps.
 A reduction of 100bps not incorporated into the Levered
  Recapitalization presentation
▪ The 3/28/13 Presentation assumed an $8.00 and $10.00 dividend with leverage of
 2.8x and 3.1x. The 7/3/13 Presentation assumes the same $8.00 and $10.00 dividend but the leverage is lower at 2.4x and 2.7x. AM’s results and balance sheet have improved since 3/28/13, yet the revised Levered Recapitalization analysis does not take advantage of this enhancement.

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TowerView’s Levered Recapitalization Analysis
▪ A $10 per share special dividend would add $331.5mm of debt, which is less than the $425mm of debt the proposed merger places on the company. A recapitalization also excludes the usurious $240mm preferred stock, which the rating agencies consider debt.
▪ Given that comparable companies currently trade at a low of 4.68x EBITDA, average of 5.57x EBITDA, and high of 9.61x EBITDA, this would imply
   $14.19-$19.84-$45.36 for the stub value
   $24.19-$29.84-$55.36 for the total transaction value(a)
▪ Utilizing the same leverage multiple as the original PJSC analysis in the $18.20 fairness opinion a dividend of $12.50 or more can be paid.
(a) Excludes negative multiples and any multiple greater than 10x

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Missing LBO Analysis
▪ PJSC did not include an illustrative LBO analysis after the 2/24/13 presentation “based on PJSC’s professional judgment, that the base-case scenario for a typical leveraged buyout involving a hypothetical third party potential buyer would not be relevant…”(a)
▪ How is it not relevant as a check on Fairness?
▪ PJSC did not try and model out the Weiss Family LBO
▪ A Financial Leveraged Recapitalization is the functional equivalent of a public LBO
(a) Page 56 of 7/10/13 Proxy

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Analysis of Weiss Family LBO
*All Sales, EBITDA, D&A, Capital Expenditure and Working Capital Assumptions based on 13E3/A, filed 7/5/13
2. Ending Equity Value

Ending Equity Value	407	529	652	775	898

Terminal Multiple	4.0	4.5	5.0	5.5	6.0
IRR	56.1%	64.5%	71.5%	77.5%	82.8%
*Does not include the value of the New World Headquarters, estimated to be $172mm
*Does not eliminate public company costs from free cash flow
1. Summary of Assumptions (all numbers in millions)
Sources		Uses
Cash	64	Cash for working capital	42
New Revolver	78	Purchase Equity	651
Term Loan B	350	Revolver Paydown	35
Rollover Notes	225	Rollover Notes	225
New Holding Company Preferred Equity	240	Financing Expenses	29
Management Equity	44	M&A expenses	19
Total Sources	1,001	Total Uses	1,001

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3. PJSC Fairness Opinion is Conflicted

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PJSC Compensation Conflict
▪ PJSC can be compensated up to $6mm(a):
 - $0.5 million retainer
 - $1.5 million for the fairness opinion
 - $2.0 million transaction fee to be paid contingent upon consummation of the merger
 - $2.0 million at Special Committee sole discretion of which $1.0 million has been paid to date
▪ At a minimum, one third of PJSC fee is for the success of this transaction, a direct conflict with providing advice as to the transaction’s fairness then and now.
(a) Pages 63 of the Proxy filed 7/10/13

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Delaware’s View of Contingent Compensation
▪ Judge Chandler

 “A contingently paid and possibly interested financial advisor might be more convenient and cheaper absent a deal, but its potentially misguided recommendations could result in even
 higher costs to the special committee’s shareholder
 constituency in the event a deal was consummated.”(a)
(a) In re Tele-Commc’ns, Inc. S’holders Litig., 2005 WL 3642727, at *10 (Del. Ch. Dec. 21, 2005)

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4. Weiss Family Conflicts

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Management Obfuscation
▪ Historically, earnings are released via a detailed press release, followed by a conference call. Management along with Investor Relations have made themselves available for follow up questions from both the call and the 10-Q/10-K filing.
▪ 4/12/13 Press release for full year earnings to be released via 10-K with no conference call, no follow up
▪ TowerView protested to the Special Committee.
▪ 5/8/13 Press release announces conference call on 5/9/13 at 9:30 am, though no earning press release, only the 10-K filed that day at 7:37 am
▪ Historically, 4Q earnings have been released April 22 - April 28 and the 10-K approximately
 April 29. Due to the very late release and filing, the company claimed to be in a quiet period for 1Q earnings and would not discuss the 4Q earnings and 10-K after the conference call.
▪ A similar 10-Q filing and earnings call with no press release or follow up calls occurred for
 1QFY14 on 7/10/13.
▪ Management will not answer questions regarding the Proxy or 13E3.

TowerView LLC | 45
Schedule of Adjustments
as presented by PJSC
Source: Company’s Forms 10-K for the fiscal years ended 2/28/10, 2/28/11, and 2/29/12, 2/28/13, Management guidance for LTM period ended
5/31/13 and Updated Management Treasury Model dated 6/26/13 for FY2014E, with certain adjustments based on Management guidance, including certain reclassification of Depreciation and Amortization for FY2011 and FY2012 and normalizing LTM EBITDA for 365-day period.
(Amounts in Millions)	Fiscal Year Ended February 28,				LTM	FYE 2/28,
	2010	2011	2012	2013	May- 13	2014E
Operating Income	$139.1	$174.7	$149.6	$94.2	$137.2	$138.8
Depreciation & Amortization	45.2	45.2	43.7	43.7	51.0	56.0
Unadjusted EBITDA	$184.3	$219.9	$193.2	$143.6	$188.2	$194.7

Charges Associated With Clinton Cards	--	--	--	43.7	10.9	0.3	Impairments, debt expenses, fees and closure costs
NAGCD	--	--	--	--	(6.1)	--	Timing impact of 6 extra days in quarter
AGP Cookie Jar Settlement	--	--	--	--	(0.9)	--	Reflects delayed fiscal 2013 payments into LTM period
UKG	--	--	--	--	(0.8)	--	Timing impact of 6 extra days in quarter
Profit Sharing	--	--	--	--	0.6	--	~8% of domestic earnings from timing impact
Party Goods Transaction	(18.4)	--	--	--	--	--	Gain on sale
Mexico Shutdown	18.2	--	--	--	--	--	Closing of Carlton Mexico
Retail Disposition	29.2	--	--	--	--	--	Sales of stores to Schurman
RPG Integration Costs	--	10.3	--	--	--	--	Stores set up costs and other integration costs
Lawsuit	24.0	--	--	--	--	--	Settlement of a RPG lawsuit
Goodwill and Other Intangibles Impairment	--	0.3	27.2	--	--	--	Related to NAGCD, UK and Interactive
Gain from Sale of Intellectual Property	--	--	(4.5)	--	--	--	Sold certain minor character properties
Gain from Liquidation of Business in France	(3.3)	--	--	--	--	--	Currency translation adjustment from sale
Loss on Sale of Old WHQ	--	--	--	--	--	18.5	Estimated loss on sale of WHQ
One Time Legal Costs	--	--	--	9.5	6.5	--	Accrual for certain legal expenses
Voluntary Compliace Program	--	--	--	1.1	1.1	--	Related to prior years' underexpensing catch up
Webshots	(1.7)	(0.7)	2.4	(2.3)	(1.9)	--	Pro forma adjustment for sale of Webshots
Properties Licensing Termination Expense	--	--	--	2.1	--	--	Termination of Certain Agency Agreements
New D&O Insurance Program	--	--	--	--	0.7	3.0	Normalization D&O insurance
Proposed Going Private Transaction Costs	--	--	--	6.9	9.5	--	Current process costs
Scan-Based Trading	1.5	5.7	6.8	7.7	9.1	5.0	Impact of scan-based trading conversions
Total Adjustment	$49.5	$15.6	$31.9	$68.7	$28.7	$26.8
Adjusted EBITDA	$233.8	$235.5	$225.1	$212.3	$216.9	$221.5
Adjusted EBIT	188.6	190.3	181.4	162.9	165.9	165.5

Total Adjustments as a % of Unadjusted EBITDA	26.9%	7.1%	16.5%	47.9%	15.3%	13.7%

TowerView LLC | 46
Transaction Financing Costs
▪ 7/1/13 Family letter to the Special Committee states it has all financing source consents to increase offer to $19.00
▪ 7/2/13 In refusing to meet the Special Committee’s demand for $19.50, the Weiss Family informs Dr. Cowen, head of the Special Committee, that the transaction financing markets had become less favorable than when the debt commitments were entered into in March
 2013. The Family was concerned that the financing sources would not support a further increase.
▪ Sometime after the March 2013 financing commitments, while the Weiss Family claims the financing markets had become less favorable, the senior credit and revolver terms improved
 – March 2013:
  Term Loan: Libor + 375 with a Libor floor of 125bps
  Revolver: Libor + 350 with a Libor floor of 125bps
 – July 2013:
  Term Loan: Libor + 325 with a Libor floor of 75bps
  Revolver: Libor + 275 with no Libor floor
 – A savings of 100 to 175bps
Source: Proxy filed 7/10/13

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LBO Analysis
▪ An analysis of the Weiss Family LBO shows value creation of $600mm+
 and an IRR of over 64%(a) on an investment of $44mm. This is a direct transfer of value from public shareholders to the Weiss Family.
(a) Based on the Koch preferred minimum equity exit multiple of 4.5x EBITDA

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Family Control of the Company: Voting vs. Economic
▪ “The economic rights of each class of common shares are identical, but the voting rights differ.”(a)
▪ “On September 25, 2012, the Family Shareholders determined that the best course of action would be for the Company to return to its roots as a family owned business.”(b)
▪ Today the company is family controlled with 43% vote but with only 7.8% of the economics ($44mm common stock ownership but securing a $15mm loan). The top 5 family members took home $5.3mm in compensation last year.(c)(d)(e)
▪ Today the Weiss Family owns the vote, not the company
▪ “The economic rights of each class of common shares are identical…”(a)
(a) Page 15 of FY2012 10K filed 5/9/2013
(b) Page 18 of the Proxy filed 7/10/13
(c) Page 3 of the Proxy filed 7/10/13
(d) Page 7 of the Guaranty and Voting Agreement
(e) 2012 Proxy

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Issues with the Merger Agreement
▪ No Process/Auction
▪ No Go Shop period
▪ No solicitation permitted
▪ No reduction of fees if topped
▪ $7.3mm payment to the Weiss Family if unaffiliated shareholders vote down the transaction even if there is no topping bid or no change in recommendation by the Special Committee

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5. Alternatives

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Alternative Transactions
Statements
▪9/30/12 “The special committee was delegated the exclusive power and authority of the board of directors to, among other things… identify, review and evaluate other alternatives available to the Company…”(a)
▪10/26/12 “The special committee and its advisors discussed potential restructuring alternatives that might be available to the Company in lieu of engaging in a potential transaction with the Family Shareholders.” (b)
Reality
▪ From 10/27/12 through today, there has been no further discussion or pursuit of alternatives to the family buyout including “just saying no” and returning to prior history buying back stock and paying dividends from the tremendous free cash flow outlined in the projections.
▪ From March 2006 to August 2012, American Greetings has acquired $676mm of common stock, reducing its shares outstanding by 46% and paying $136mm in dividends.
▪ There did not appear to be any serious effort to pursue an alternative transaction.
(a) Page 19 of the Proxy filed 7/3/13
(b) Page 22 of the Proxy filed 7/3/13

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Alternative Transactions
▪ Given that free cash flow normalizes at $155mm per year without a New WHQ, a return to the prior history of common share repurchases would shrink the float to 0 at the merger price in approximately 4 years.
▪ Alternatively, a leveraged recapitalization of $10.00 or more will provide greater value.

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Worth More as a Standalone Company
Based on the company’s recent outperformance, strong
financial guidance, greater disclosure of financial adjustments, as well as the price movement and trading multiples of the
comparable companies, we believe American Greetings would
be trading at a significant premium to $19.00 absent a
transaction.

Appendix A: Peer Companies Allocated by Segment
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NAGCD	CSS, BTH, QUAD, RRD, PAJ, SCHL, ENRO, YLO, BKS, HGG, BBY, GME
International	CSS, BTH, QUAD, RRD, PAJ, SCHL, ENRO, YLO, BKS, HGG, BBY, GME
Retail (Clinton)	CSS, BTH, QUAD, RRD, PAJ, SCHL, ENRO, YLO, BKS, HGG, BBY, GME
AG Interactive	SFLY, FLWS, PRSS, ICON, CHKE, MDP
In-store	CSS, BTH, QUAD, RRD, PAJ, SCHL, ENRO, YLO, BKS, HGG, BBY, GME
Properties(a)	SFLY, FLWS, PRSS, ICON, CHKE, MDP
(a) Using same multiples as AG Interactive plus 2x

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Appendix B:  Clinton Cards Investments
(Amounts in millions)
Clinton Card Debt Purchased	56.5
Intersegment Operating Profit Elimination	2.9
Transaction Costs	7.1 - 15.0
Retail Inventory Increase	27.0
Capital Expenditure/Investment	?
93.2 - 101.1
Source: 2/28/13 10K filed 5/9/13

Appendix C: Blyth, Inc.
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▪ Blyth, Inc. is an erroneous comparable for American Greetings. Their legacy business PartyLite sells candles and potpourri through house parties and has tremendous competition for customers from other retailers as well as for distributors from other home distribution businesses like Avon. This business has seen sales decline nearly 20% per year for the past three years and double digit percentage declines in its number of independent distributors. This contrasts with American
 Greetings, a duopoly business that continues to take market share.
▪ Blyth’s 2008 investment in ViSalus, a multi-level marketing company that sells energy drinks and supplements, was meant to transform this company. It, however also shares no meaningful characteristics with American Greetings. This company showed extraordinary growth during 2011 and 2012, leading Blyth stock to climb dramatically as Blyth prepared to IPO part of its ownership in ViSalus at a very high valuation.
▪ Just one month after filing the registration statement for this IPO, Moody’s put the company on negative credit watch due to the fact that they could not figure out how, outside of this IPO, Blyth would be able to fund its obligation to purchase the equity in ViSalus sales, reaching $271mm compared to $167mm on the company’s balance sheet.
▪ The day after American Greetings announced the receipt of an offer to go private from the Weiss Family, Blyth announced that they would not go forward with the IPO of ViSalus, leading the stock to drop from $32.57 to $25.68 on September 26,
 2012.
▪ These events, along with the subsequent double digit decline in sales of ViSalus in early 2013, led the stock to fall from
 $32.57 on the day the Weiss Family made their offer, to below $15.00 today, a decline of over 50%.
▪ It is clear to anyone who has spent time analyzing Blyth, Inc. that the business shares little to no similarities with American
 Greetings and the use of the trading multiple or subsequent stock performance of the company is entirely misleading with regard to analyzing where American Greetings’ stock would trade without a go-private transaction.

110
100
90
80
75.915
70
60
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
10/26/12
2013

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Appendix D: Financing Market Movement: Leveraged Loans
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During this period of time, interest rates fell for leveraged loans(a)
(a) CDX.IG.19 data from Bloomberg LP as of 7/3/13

105.042
104.000
103.000
102.000
101.000
100.000
99.000
Oct
Nov
Dec
Jan
Feb
Mar
May
10/26/12
2012
2013

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Appendix E: Financing Market Movement: Leveraged Loans
▪ From 10/26/12 PJSC Presentation to the final 7/3/13 Presentation, the EBITDA multiple range used for analysis was lowered and the discount rate rose
 – During this period of time, interest rates fell for leveraged loans(a)
(a) CDX.LCDX.19 data from Bloomberg LP as of 7/3/13. Index trades in dollar price.

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Appendix F: Discounted Cash Flow Analysis Assumption
Inconsistencies(a)
(a) All numbers taken from “DCF Summary” slide in PJSC Presentation to the Special Committee on the specified dates
	Terminal EBITDA Multiple Used by PJSC	Weighted Average Cost of Capital Used by PJSC
10/26/2012	3.50 - 5.00x	9.50 - 11.50%
11/19/2012	3.00 - 4.50x	9.50 - 11.50%
12/7/2012	3.00 - 4.50x	9.50 - 11.50%
2/24/2013	2.50 - 4.50x	10.00 - 12.00%
3/28/2013	3.00 - 4.00x	10.50 - 12.50%
6/27/2013	3.00 - 4.00x	10.50 - 12.50%
7/3/2013	3.00 - 4.00x	10.50 - 12.50%

Price increased to $18.20

Price increased to $19.00

AM US Equity
12.00
10.00
8.00
6.00
4.4836
4.00
2.00
1.0893
0.00
Curr EV/T12M EBITDA 4.4836
Net Debt to EBITDA 1.0893
Dec 26 2008
Dec 25 2009
Dec 31 2010
Dec 30 2011
Dec 28 2012

Appendix G: Leverage vs. EBITDA Trading Multiple
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(a) Data from Bloomberg LP

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Appendix H: Financial Impact of World Headquarters
as presented by PJSC
▪ Care expects to receive ~$88mm in state and local incentives over a 20 year period
 – Not currently reflected in the Treasury Model
▪ Only $19mm in incentive payments is projected to be received in the initial three-year
 Treasury Model period
▪ Financial impact of remaining in current headquarters is meaningfully positive
Source: Care Management
	FY14	FY15	FY16	FY17	FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	Total
Grants	$2.5	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	$2.5
State Tax Incentives	5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	--	--	--	--	--	$75.0
Municipal Tax Incentives	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	$10.8
Total	$8.0	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$0.5	$0.5	$0.5	$0.5	$0.5	$88.3
PV of Tax Incentives
	Discount Rate
	8.5%	9.5%	10.5%	11.5%	12.5%
Total PV	$48.9	$46.2	$43.7	$41.4	$39.3
Per Share	$1.44	$1.36	$1.29	$1.22	$1.16

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Appendix I: Levered Recapitalization Analysis Assumption
Inconsistencies(a)
(a) All numbers taken from “Future Stock Price Analysis Based on Illustrative Levered Recap” slide in PJSC Presentation to the Special Committee on the specified dates
	Adj. EBITDA Multiple Used by PJSC	Cost of Equity Used by PJSC
10/26/2012	3.50 - 5.00x	12.5%
11/19/2012	3.00 - 4.50x	12.5%
12/7/2012	3.00 - 4.50x	12.5%
2/24/2013	2.50 - 4.50x	13.0%
3/28/2013	3.25 - 4.25x	13.0%
6/27/2013	3.25 - 4.25x	13.5%
7/2/2013	3.40 - 4.80x	13.5%
7/3/2013	3.40 - 4.80x	13.5%
Dividend Amount Used by PJSC that if Levered 3.1x would be $10
10/26/2012	$8.96
12/7/2012	$10.13
1/27/2013	$8.00
2/24/2013	$8.00
3/28/2013	$8.00
6/27/2013	$8.00
7/2/2013	$8.00
7/3/2013	$8.00

Price increased to $18.20

Price increased to $19.00

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Appendix J: Summary Financial Analysis of Illustrative LBO
as presented by PJSC
▪ Assumes illustrative capital structure targeting ~30% equity contribution at 3.0x total pro forma leverage
▪ Assumes no make-whole payment on existing 7.375% Senior Notes(b)
(a) Assumes transaction date of 2/28/13, exit in Year 5 and $2.3mm addback to EBITDA for public company expenses for FY14E to FY18E.
(b) Does not factor in potential consent fees or changes to interest rate.
Illustrative Sources at $17.50 per Share Purchase Price
	$	%	Rate	Debt / FY13E EBITDA
Current Senior Notes	$225.2	27.0%	7.38%	1.2 x
Term Loan B	361.6	43.3%	5.75%	1.8 x
Equity Contribution	247.4	29.7%
Total Sources	$834.2	100.0%		3.0 x
Illustrative Uses at $17.50 per Share Purchase Price
	$	%
Cash Purchase Price of Equity	$574.1	68.8%
Existing Debt	245.2	29.4%
Estimated Fees and Expenses	14.9	1.8%
Total Uses	$834.2	100.0%
Interest Coverage and Leverage Ratios
Fiscal Year	2013P F	2014E	2015E	2016E	2017E	2018E
EBITDA(a)	$195.6	$210.8	$223.8	$232.8	$240.3	$246.6
Debt	586.8	627.1	602.9	473.8	339.4	225.2
Cash	39.3	60.0	60.0	60.0	60.0	88.7
EBITDA / Total Interest, Gross	5.2 x	5.4 x	5.8 x	6.6x	8.5x	11.7x
(EBITDA - Cap. Ex.) / Total Interest, Gross	1.8 x	1.1 x	2.2 x	5.3 x	6.9 x	9.5 x
Total Debt / EBITDA	3.0 x	3.0 x	2.7 x	2.0 x	1.4 x	0.9 x
Implied IRR Based on Purchase Price and Exit Multiple
	Purchase Price per Share
	$17.50	$18.00	$19.00	$20.00	$21.00
2.50 x	14%	13%	10%	8%	6%
3.00 x	20%	18%	15%	13%	11%
3.50 x	24%	22%	20%	17%	15%
4.00 x	28%	26%	23%	21%	18%
4.50 x	32%	30%	27%	24%	22%
Exit Multiple

Unadjusted EBITDA
Public Adj. EBITDA
Management Adj. EBITDA
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
($50.0)
($100.0)
($150.0)
($200.0)
($250.0)
($203.2)
$87.0
$86.8
$184.3
$227.6
$233.8
$215.8
$232.1
$231.4
$188.8
$217.2
$225.1
$91.0
$156.9
$178.4
$125.3
N/A
$201.0
2009
2010
2011
2012
LTM Nov-12
Treasury Plan 2013E

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Appendix K: Historical Adjusted EBITDA as Publicly Reported vs.
Management
as presented by PJSC
Unadjusted EBITDA, Adjusted EBITDA as Publicly Reported and Management Adjusted EBITDA ($mm)
Growth Rates	2010	2011	2012	LTM Nov-12	Treasury Plan 2013E(d)
Unadjusted EBITDA (a)	N M	17.1%	(-12.5%)	(-55.2%)	(-33.6%)
Public Adj. EBITDA(b)	161.6%	2.0%	(-6.4%)	(-23.9%)
Management Adj. EBITDA(c)	169.4%	(-1.0%)	(-2.7%)	(-12.4%)	(-10.7%)
(a) Source: Company’s Forms 10-K for the fiscal years ended 2/28/09, 2/28/10, 2/28/11, 2/29/12, and Form 10-Q for the period ended 11/23/12.
(b) Source: adjustment amounts per Company’s Forms 10-K and 8-K for the fiscal years ended 2/28/09, 2/28/10, 2/28/11 and 2/29/12, and
 Company’s Form 10-Q and 8-K for LTM period ended 11/23/12.
(c) Source: Company’s Forms 10-K for the fiscal years ended 2/28/09, 2/28/10, 2/28/11, 2/29/12, and Form 10-Q for the period ended 11/23/12, with certain adjustments for FY2009-FY2012 and LTM for period ended 11/23/12, including certain reclassifications of Depreciation and
 Amortization for FY2012 and LTM for period ended 11/23/12, based on Management guidance.
(d) Source: Management Treasury Model dated 11/30/12, with certain adjustments to FY2013E Adjusted EBITDA based on
 Management guidance.
(e) Source: 13E3/A filed 5/23/13. PJSC has not provided an update to the Board.

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Appendix L: Just Say No Can Work
Target
Buyer
Date of
Offer
Price
Prior to
Offer
Initial
Offer
Price
Highest
Offer
Price
Date
Terminated
Current
Price
7/10/13
Notes
Price vs.
Price Prior
to Offer
Price vs.
Highest Offer
Price
Illumina
Roche
1/24/2012
$37.69
$44.50
$51.00
4/18/2012
$74.33
Roche tendered and nominated directors. Roche
directors were not elected.
97.2%
45.7%
Vulcan Materials
Martin Marietta
12/12/201
1
$33.55
$36.69
$36.69
5/15/2012
$46.91
Offered 0.5 MLM Shares. Received court decision
enjoining MLM from puruing exchange offer,
proxy contest, etc.
39.8%
27.9%
Taro
Pharmaceuticals
Sun
Pharmaceuticals
10/18/201
1
$19.45
$24.50
$39.50
2/8/2013
$57.73
Sun owned approximately 66% of the company.
Lack of shareholder support.
197.0%
46.2%
Tenet Healthcare
Community
Health Systems
12/9/2010
$17.16
$24.00
$29.00
5/9/2011
$43.35
Originally cash and stock offer. Community health
walked away and withdrew board slate after
Tenet continued to reject the offer as grossly
inadequate. Current stock price is adjusted for
stock split.
153.0%
49.4%
Casey's General
Stores
Alimentation
Couche Tard
4/9/2010
$31.59
$36.00
$38.50
9/30/2010
$63.88
Couche Tard tendered and nominated directors
who were not elected.
102.2%
65.9%
Airgas
Air Products
2/5/2010
$43.53
$60.00
$70.00
2/15/2011
$97.92
Just say no defense.
124.9%
39.9%
Sauer-Danfoss
Danfoss A/S
12/21/200
9
$9.13
$10.10
$14.00
4/29/2010
$58.50
Special committee originally accepted $13.25.
Subsequently determined that $13.25 was
inadequate and tender expired. At the end of
2012 Danfoss made an unsoliciated proposal for
the Company at $49 per share. Despite the fact
that Danfoss said it would not be a seller, SHS
determined that a 3rd party transaction would
likely maximize value and reached out to Danfoss
to see if they would participate in such a sale.
Danfoss closed the transaction at $58.50.
540.7%
317.9%
Cedar Fair
Apollo
12/16/200
9
$9.08
$11.50
$11.50
4/6/2010
$41.83
Did not meet required level of investor support.
Terminated before shareholder meeting.
360.6%
263.7%
Genesco
Foot Locker
4/20/2007
$39.25
$46.00
$51.00
5/31/2007
$70.79
Rejected Foot Locker's bid and decided to run a
process. Inked deal in June 2007 with Finish Line
for $54.50.
80.4%
38.8%
Disney
Comcast
2/11/2004
$23.76
$26.47
$26.47
4/28/2004
$64.71
Offered 0.78 CMCSA shares. Comcast walked
away because "it has become clear that there is
no interest on the part of Disney's management
and board."
172.3%
144.5%